 Exhibit 10.1
THIS SALE AND PURCHASE AGREEMENT is made the day of 12 Jun 2019.

BETWEEN

TRIO-TECH (MALAYSIA) SDN. BHD. (Company No.105390-V), a company incorporated in Malaysia with its registered address at Suite 18.05, MWE Plaza, 8, Lebuh Farquhar, 10400 Georgetown, Pulau Pinang and having a place of business at Lot 11A, Jalan 558/2, Sungai Way Free Industrial Zone, 47300 Petaling Jaya, Selangor Darul Ehsan ("Vendor");

AND

CORTEX ROBOTICS SDN, BHD. (Company No. 1284575-A ), a company incorporated in Malaysia and having its registered office at Suite 18.01, 18th Floor, MVVE Plaza, No, 8, Lebuh Farquhar, 10200, Georgetown, Penang and a business address at No. 72-2-5, Arena Curve, Jalan Mahsuri, 11950 Bayan Lepas, Penang ("Purchaser"),

WHEREAS:-

(A) The Vendor is the registered and beneficial owner of the leasehold land held under H.S.(D) 19983, Lot No. 5840, Mukim 12, District of Barat Daya and State of Pulau Pinang together with a factory erected thereon with a postal address at No. 1A, Jalan Sultan Azlan Shah, Bayan Lepas FTZ Zone 1, 11900 Bayan Lepas, Penang measuring approximately 3903 square metres ("Sale Property"),

(B) The Sale Property is free from all Encumbrances (as hereinafter defined).

(C)The category of land use endorsed on the issue document of title states as follows:-

"Bangunan"

(D) There are also express conditions endorsed on the issue document of title which states:-

(4.)The proprietor shall within two years from the date of alienation or within such further term as may be approved by the State Authority erect a factory building or buildings on the land hereby alienated in accordance with the plan approved by the local authority, and shall maintain the building or buildings so erected to the satisfaction of the Collector of Land Revenue, Balik Pulau.

(ii) The proprietor shall treat and dispose of, or cause to be treated or disposed of trade effluents in a manner to the satisfaction of the Collector of Land Revenue, Balik Pulau.

(iii) The proprietor shall pay and discharge all taxes, rates, assessments and charges whatsoever which may be payable for the time being in respect of the land hereby alienated or any part thereof, whether levied by the Rural District Council, Penang island, or any other authority;

(iv) The proprietor shall ensure that 25% of the employees engaged in the business for which the land is hereby alienated shall be Malays."

(E) There is a restriction in interest endorsed on the issue document of title that states:-

"The land hereby alienated shall not be transferred, charged, leased, sub-leased or otherwise in any manner dealt with or disposed of without the written sanction of the State Authority."

      (F)The Sale Property is situated at the Bayan Lepas Industrial Zone developed by PERBADANAN PEMBANGUNAN PULAU PINANG a statutory body incorporated under the Penang Development Corporation Enactment, 1971 and having its registered and business office at Bangunan Tun Dr. Lim Chong Eu, No. 1, Persiaran Mahsuri, Bandar Bayan Baru, 11909 Bayan Lepas, Pulau Pinang, Malaysia ("PDC").

(G)The Vendor is desirous of selling to the Purchaser and the Purchaser is desirous of purchasing from the Vendor the Sale Property with vacant possession free from all Encumbrances subject however to:-

(a) the conditions of title expressed or implied;

(b) the existing "as is where is" condition of the Sale Property; and

(c) upon the terms and subject to the conditions herein contained in this Agreement.

(H)The sale and transfer of the Sale Property from the Vendor to the Purchaser is subject to the receipt by the Purchaser's Solicitors of the following:-

(a) of a letter of support or consent of the Penang Development Corporation ("PDC Consent"); and

(b) the consent to transfer from the Vendor to the Purchaser by the State Authority as required in the restriction in interest on the issue document of title ("State Authority Consent").

(I)Further to the amendment to the Penang Land Rules 2005 the State Authority and or PDC has
imposed an application fee of 0.1% of the Purchase Price which the Vendor will pay and 0.1% of the Loan Amount which the Purchaser will pay and PDC will impose a payment of either be RM10.00 per square foot or RM20.00 per square foot of the area of the Sale Property for which both parties have agreed to share equally ("PDC Consent Fee").

(J)In this transaction:-

(a) the Purchaser is represented by Messrs Chambers of Cheong & Law, Advocates & Solicitors, 1-2-15 Tingkat Kenari 5, Kenari Avenue, 11900 Bayan Lepas, Penang ("Purchaser's Solicitors"); and

(b) the Vendor is represented by Messrs Wong Lu Peen & Tunku Alina, Advocates and Solicitors of 21-6 & 23-6, Block B, The Boulevard, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur ("Vendor's Solicitors").

NOW IT IS HEREBY AGREED as follows:

1. ..DEFINITIONS

1.1In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings:-

Balance Purchase Price	the sum of Ringgit Malaysia Five Million and Forty Thousand (RM5,040,000.00) only, being the Purchase Price less the Deposit;

Business Day	a day (excluding gazetted public holidays, Saturdays and Sundays) on which banks are open for business in Penang, Selangor and Kuala Lumpur;

Completion	the full performance by both parties of their respective obligations in respect of the sale and purchase of the Sale Property hereunder as set out in Clause 10 hereof;

Completion Date	a day falling within the Completion Period or the Extended Completion Period on which the Purchaser pays the Balance Purchase Price and interest (if any) in accordance with Clause 3;

Completion Period	the period of three (3) months from the Unconditional Date;the period of three (3) months from the Unconditional Date;

Conditions Precedent	means the receipt by the Vendor's Solicitor of (a) PDC Consent; (b) the State Authority Consent;
Cut Off Date	the date which is six (6) months from the date of this Agreement or such other longer period as may be agreed between the parties;
Deposit
Ringgit Malaysia Five Hundred and Sixty Thousand (RM560,000.00) only which sum shall include the Earnest Deposit earlier paid and the RPGT Retention Sum equivalent to ten per cent (10%) of the Purchase Price;

DGIR	Director General of Inland Revenue Board of Malaysia;
Earnest Deposit	Ringgit Malaysia One Hundred and Twelve Thousand (RM112,000.00) only equivalent to two per cent (2%) of the Purchase Price;
Encumbrances
any mortgage, pledge, lien, charge (whether fixed or floating), caveats or assignment, tenants, occupiers, squatters and/or any other person(s), but shall not include any caveat lodged by the Purchaser or any person claiming under the Purchaser;

Extended Completion Period	has the meaning ascribed to it in Clause 3.5 hereof;
Indirect Taxes	goods and services tax, sales tax, value added tax or any other form of indirect taxes levied on the sale and purchase of the Sale Property;
Land Code	the National Land Code, 1965;
Land Title	the original issue document of title for the Sale Property registered in the name of the Vendor;

3

Outgoings	has the meaning ascribed to it in Clause 11 hereof;
PDC	is as defined in Recital (F) above;
PDC Consent	is the letter of support or consent of the PDC to the sale and transfer of the Sale Property to the Purchaser;
Purchase Price	Ringgit Malaysia Five Million Six Hundred Thousand (RM5,600,000.00) only excluding any Indirect Taxes;
Purchaser
CORTEX ROBOTICS SDN. BHD. (Company No. 1284575-   A), a company incorporated in Malaysia and having its registered office at Suite 18.01, 18th Floor, MWE Plaza, No. 8, Lebuh Farquhar, 10200 Georgetown, Penang and a business address at No. 72-2-5, Arena Curve, Jalan Mahsuri, 11950 Bayan Lepas, Penang and shall include its respective successors-in-title and assigns;

Purchaser's Solicitors
Messrs Chambers of Cheong & Law, Advocates & Solicitors, 1-2-15 Tingkat Kenari 5,Kenari Avenue, 11900 Bayan Lepas, Penang and shall include such other firm of solicitors as may from time to time be appointed by the Purchaser in substitution thereof;

RPGT Retention Sum	the sum of Ringgit Malaysia Three Hundred and Ninety Two Thousand (RM392,000.00) only equivalent to seven per cent (7%) of the Purchase Price;
RPGT Termination Letter	a letter from the Purchaser addressed to the DGIR confirming the termination of this Agreement;
State Authority	the state authority or any other relevant authority;
State Authority Consent
the consent of the State Authority (or such other relevant authority) for the acquisition of the Sale Property by the Purchaser as required in the restriction in interest on the issue document of title;

Sale Property	as is described in Recital (A);
Transfer
a valid, executed and registrable (save for stamp duty payable by the Purchaser thereon) instrument of transfer in the form as prescribed by the Land Code in respect of the Sale Property duly executed by the Vendor in favour of the Purchaser;

Transfer Documents	shall mean:- (i) the Transfer; and/or (ii) Land Title whichever shall be applicable;
Unconditional Date	the date of fulfilment of the last of the Conditions Precedent;

Vendor
TRIO-TECH (MALAYSIA) SDN. BHD. (Company No. 105390-V), a company incorporated in Malaysia with its registered address at Suite 18.05, MWE Plaza, 8, Lebuh Farquhar, 10400 Georgetown, Pulau Pinang and having a place of business at Lot 11A, Jalan SS8/2, Sungai Way Free Industrial Zone, 47300 Petaling Jaya, Selangor Darul Ehsan and shall include its successors-in-title and assigns;

Vendor's Solicitors
Messrs Wong Lu Peen & Tunku Mina, Advocates and Solicitors of 21-6 & 23-6, Block B, The Boulevard, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur and shall include such other firm of solicitors as may from time to time be appointed by the Vendor in substitution thereof; and

Unconditional Date	the date on which the PDC Consent & State Authority Consent is obtained and fulfilled, whichever is later.

1.2 In this Agreement, unless the context otherwise requires:-

(a) words denoting the singular number include the plural number and vice-versa;

(b) words denoting the masculine gender shall include the feminine and neuter genders and vice-versa;

(c) words denoting natural persons include bodies corporate and unincorporated;

(d) reference to clauses and the Annexures are to the clauses and the annexures to this Agreement;

(e) references to any legislation or to any provision of legislation shall include any modification or re-enactment of that legislation or any legislative provision substituted for, and all regulations and statutory instruments issued under such legislation or provision and where references are to any rules or regulations, they shall include any such rules and regulations as amended, modified, consolidated or replaced, from time to time;

(f) headings to the clauses, the Schedule and the Annexures of this Agreement are inserted for convenience only and shall not affect the construction or interpretation of this Agreement;

(g) where a word or a phrase is defined, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(h) references to any agreement or instrument shall include references to such agreement or instrument as amended, novated supplemented, varied or replaced from time to time;

(i) references to Ringgit or "RM" shall be taken as referring to amounts in Malaysian currency;

(j) the annexure to this Agreement and its recitals and all certificates and other agreements delivered pursuant to this Agreement shall form part of this Agreement;

(k) if an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day; and

(1) references to payment to any party include payments to another person on the direction of that party.

1.3 If a provision of this Agreement is inconsistent with a provision of any other prior agreement between the parties, the provision of this Agreement shall prevail.

1.4 No rule of construction applies to the disadvantage of one party merely because that party was responsible for the preparation of this Agreement.

2.AGREEMENT TO SELL AND TO PURCHASE

Subject to the terms and conditions hereinafter stipulated and in consideration of the Deposit, the Vendor shall sell to the Purchaser and the Purchaser shall purchase from the Vendor the Sale Property with vacant possession free from Encumbrances subject however to:-

(a) the conditions of title of the Sale Property expressed or implied;

(b) the existing "as is where is" condition of the Sale Property; and

(c) upon the terms and conditions hereinafter contained.

3. PURCHASE PRICE AND DEPOSIT

3.1 The purchase price for the Sale Property agreed between the parties hereto, on a willing buyer and willing seller basis, is the sum of Ringgit Malaysia Five Million Six Hundred Thousand (RM5,600,000.00) only excluding any Indirect Taxes ("Purchase Price") to be paid by the Purchaser to the Vendor in the manner stipulated in Clause 3 hereof.

3.2 Upon execution of this Agreement, the Purchaser shall in addition to the Earnest Deposit already paid pay to the Vendor's Solicitors the balance of the Deposit of Ringgit Malaysia Four Hundred and Forty Eight Thousand (RM448,000.00) only.

3.3 The Vendor's Solicitors shall deal with the Deposit in the following manner:-

(a) the RPGT Retention Sum to be dealt with in accordance with Clause 16 herein;

(b) the balance of the Deposit to be released to the Vendor on the Unconditional Date.

3.4 The Purchaser shall, on a day falling within the Completion Period pay the Balance Purchase Price to the Vendor's Solicitors as stakeholders.

3.5 Subject to the provisions herein, if the Purchaser shall be unable to pay the Balance Purchase Price within the Completion Period, the Vendor shall grant to the Purchaser an extension of a period of thirty (30) days (the "Extended Completion Period") from the day immediately after the expiry of the Completion Period to pay the Balance Purchase Price SUBJECT TO the Purchaser paying to the Vendor interest on the Balance Purchase Price or such part thereof which shall be outstanding at the rate of eight per cent (8%) per annum calculated on a daily basis commencing on the day immediately following the expiry of the Completion Period up to and excluding the Completion Date and such interest shall be paid together with the Balance Purchase Price.

3.6 Subject always to Clause 5, the Vendor shall deliver the Land Title to the Purchaser's Solicitors within seven (7) days of the Completion Date subject to clearance of funds.

3A. INDIRECT TAX

3A.1 The Purchaser acknowledges and agrees that the Purchase Price is not inclusive of any Indirect Taxes charged or chargeable on the supply and agrees that any Indirect Taxes (if applicable) shall be the sole responsibility of the Purchaser (notwithstanding any taxation law to the contrary) and that the Purchaser will pay such Indirect Taxes (if relevant) PROVIDED THAT the valid invoice shall be issued by the Vendor (if required) to the Purchaser prior to the payment thereof.

3A.2 Any Indirect Taxes payable on the Purchase Price (if applicable) shall be paid within fourteen (14) days or such shorter period as may be prescribed by the relevant law from the date of the Purchaser's receipt of an invoice from the Vendor or concurrently with the payment of the Deposit or Balance Purchase Price whichever is the earlier failing which the Vendor shall be entitled to utilize any portion of the Purchase Price paid towards payment of such Indirect Tax and in such an event, the sum so utilized shall remain a debt due and owing to the Vendor.

3A.3 In the event of termination or determination of this Agreement for any reasons whatsoever, the parties hereby expressly acknowledge and agree that the Purchaser shall seek for the refund of any Indirect Tax paid pursuant to this Agreement directly from the Royal Malaysian Customs Department or such applicable authority.

4. CONDITIONS PRECEDENT

4.1 The Conditions Precedent This Agreement is conditional upon and subject to the fulfilment of the following Conditions Precedent occurring on or before the Cut Off Date the receipt by the Purchaser's Solicitors of:

(a) the PDC Consent; and

(b) the State Authority Consent. (hereinafter collectively referred to as "Conditions Precedent" and "Condition Precedent" shall refer to any one of them).

4.2 Extension of Cut-Off Date

In the event that any of the Conditions Precedent are not fulfilled by the Cut-Off Date, the date for fulfilment of the Conditions Precedent shall automatically be extended for a further three (3) months from the Cut-Off Date and thereafter, for such longer period as may be mutually agreed (such extended date shall hereinafter be referred to as the "Extended Cut-Off Date").

4.3 Application for Approvals

(a)The Parties shall use their best endeavours to, and at their own cost and expense to procure the fulfilment of the respective Conditions Precedent the relevant Party is  responsible for by the Cut-Off Date and shall inform the other Party within five (5) Business Days of the application and fulfilment thereof

(b) The Vendor shall make the application for PDC Consent as soon as possible but not later than one (1) month from the date of this Agreement provided that all relevant documents required for such applications have been provided by the Purchaser.

(c) Upon fulfillment of clause 4(b) as mentioned above, the Parties shall expedite all applications and shall within fourteen (14) days from the date of PDC consent being obtained and where Clause 4.4 does not apply the Vendor shall proceed to apply for the State Consent and where required the Purchaser shall apply for consent to charge. The Parties shall furnish any information and/or documents reasonably required by the other party responsible for making of the applications necessary for the purposes of fulfilling the Conditions Precedent, without unreasonable delay and in any case, within ten (10) Business Days from the date of requisition.

(d) One Party shall forward to the other Party a copy of all applications and appeals and all approvals or rejections, as the case may be, forthwith upon submission or receipt of the same and in any event within five (5) Business Days from the date of submission or receipt of the same.

(e) The wilful neglect, failure and/or refusal by any Party to do any procedural or preparatory deed and/or act required to submit the relevant applications in order that the applications may be considered by PDC or State Authority as the case may be, shall be a breach of condition on the part of that party and if the Conditions Precedent are not fulfilled as a result of such neglect, failure or refusal as aforesaid, Clause 12 and Clause 13 shall apply mutandis mutatis.

4.4 Adverse Condition

(a)In the event that any condition ("Adverse Condition") is imposed by PDC or the State Authority in respect of the approvals referred to in Clause 4.1 which will have a substantial financial adverse impact on that Party (save and except for PDC Consent which will be paid by the Party in equal shares) and is not acceptable to that Party (the "Affected Party"), the Affected Party shall be entitled to, by notice in writing to the other party on or before the expiry fourteen (14) Business Days from the date of receipt of the notification of the Adverse Condition, elect to:

(i) accept the Adverse Condition; or

(ii) appeal against the Adverse Condition provided that such Appeal is made before the expiry of the Cut-Off Date.

(b) The Affected Party may elect to terminate this Agreement Provided that the Affected Party has exhausted all avenues of appeal against the Adverse Condition imposed, including having used its best efforts to put forward all information in its possession or knowledge to support its appeal and in the event the Affected Party elects to terminate this Agreement, the Vendor shall refund to the Purchaser the Deposit within fourteen (14) days of such termination free of interest failing which the Vendor shall pay interest on the Deposit or part thereof which is not refunded at the rate of eight per cent (8%) per annum with daily rests calculated from the expiry of the aforesaid fourteen (14) days until the date of actual payment thereof. In exchange therefor, the Purchaser shall or cause the Purchaser's Solicitors to:-

(i) redeliver all documents released by the Vendor to the Purchaser to the
Vendor;

(ii) deliver to the Vendor's Solicitors a valid and registrable withdrawal of private caveat duly executed by the Purchaser in accordance with Clause 17 hereof together with the requisite registration fees; and

(iii) thereafter, this Agreement shall be null and void and be of no further effect and neither party shall have any right or claim against the other save in respect of any antecedent breach.

(c) In the event that the Affected Party elects to appeal to the relevant authority against the Adverse Condition and the appeal is not allowed or is partially allowed or the results of such appeal is not obtained within the Cut Off Period, then the Affected Party shall be entitled, by notice in writing to the other party on or before the expiry of fourteen (14) Business Days from the date of receipt of the results of the appeal, to elect either:

(i) to accept the Adverse Condition; or

to reject the Adverse Condition and terminate this Agreement whereupon Clause 4.4(b) shall apply with such modifications as are necessary;

PROVIDED ALWAYS that where the Affected Party is not the party who submitted for the relevant consent ("Submitting Party"), the Submitting Party shall if required submit the appeal to be lodged by the Affected Party in a timely manner.

(d) In the event that the Affected Party accepts the Adverse Condition imposed by the relevant authority as modified (if at all) pursuant to Clause 4.4(a)(i) or 4.4(c)(i), as the case may be, the Conditions Precedent in respect of which such Adverse Condition is imposed shall be deemed to have been fulfilled on the date the Affected Party notifies the other party of its acceptance of the Adverse Condition.

4.5 Non-fulfilment of Conditions Precedent

Subject to Clause 4.6, in the event that any of the other Conditions Precedent is not fulfilled on or before the Cut-Off Date or the Extended Cut-Off Date, as the case may be, either party shall be entitled, by written notice to the other, to terminate this Agreement and, upon such notice being served on the other, Clause 4.4(b) shall apply.

4.6  Waiver

The Parties hereto hereby agree that the Purchaser shall, in its sole and absolute discretion, be entitled to waive the fulfilment of any of the Conditions Precedent to the extent permitted by law on or before the Cut-Off Date or the Extended Cut-Off Date, as the case may be.

4.7 Unconditional Date

On the date of the relevant Party's Solicitor's receipt of written notification and documentary evidence from the other Party or its Solicitors that the last of the Conditions Precedent is fulfilled or waived in accordance with the provisions of this Clause 4, this Agreement shall become unconditional and such date shall hereinafter be referred to as the "Unconditional Date".

4.8 Payment of Fees

The PDC Consent fees is to be borne equally by the Vendor and the Purchaser and the Parties will each pay half of the PDC Consent Fee and or other costs levies, consent fees or other charges or financial imposition issued by PDC on the Vendor and each party shall pay their portion within seven (7) Business days of notice to pay.

5. FINANCING BY THE PURCHASER

5.1 In the event the Purchaser is obtaining a loan ("the Loan") to finance the purchase of the Sale Property from a bank or financial institution ("Financier"), the Vendor undertakes to provide the Financier with an undertaking to refund in the event of the non-registration of the Transfer by any reason save for the Purchaser's default and also undertake to release the Land Title to the Financier or its solicitors within seven (7) working days upon the fulfillment of the following:-

(i) upon the Vendor's Solicitors receiving as stakeholders the difference between the Purchase Price and the Loan (if any) before the expiry of the Completion Period or the Extended Completion Period; and upon the Vendor's Solicitors receiving a letter addressed to the Vendor directly from the Financier undertaking to release the Loan upon presentation of the Transfer and charge in favour of the Purchaser and the Financier respectively.

6. PARTIES' REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1 Each of the Parties represents, warrants and undertakes to and with the other Party as follows:-

(a) that it has full power and capacity to execute, deliver, observe and perform this Agreement;

(b) that this Agreement constitutes legal, valid and binding obligations enforceable against the Party in accordance with its terms and the execution, delivery, observance and performance of this Agreement by the Party does not contravene or constitute a default under any provision of any applicable law or regulation or of any judgment, injunction, order, decree, agreement or instrument binding upon the Party;

(c) that there is no action, suit, proceeding or investigation pending or, to the best of the Party's knowledge, threatened against or affecting the Party before any court or arbitrator or any governmental body, agency or authority which would materially and adversely affects its ability to perform its obligations under this Agreement or which in any manner questions or challenges the validity of this Agreement or the consummation of the transactions contemplated by this Agreement; and

(d) that it is not wound up nor are there any winding up proceeding(s) pending or threatened against the Party which may render the sale and purchase of the Sale Property to be invalid or improper.

6.2 The Vendor further represents, warrants and covenants with the Purchaser as follows:-

(a) the Vendor is the registered proprietor and beneficial owner of the Sale Property and is legally entitled to sell and transfer the Sale Property to the Purchaser;

(b) the Sale Property is not subject to any Encumbrances;

(c) the Vendor has not at any time prior to and up to the date hereof entered into any agreement or arrangement, whether written or otherwise for the sale of the Sale Property to any person, firm, corporation, or any body (corporate or unincorporate) nor granted any option or the right of first refusal whether in writing or otherwise, in favour of any person, firm, corporation or any body (corporate or unincorporate) for the purchase of the Sale Property, which is still subsisting;

(d) all Outgoings in respect of the Sale Property have been or will be duly paid by the Vendor up to the date of payment of the full Purchase Price and the Vendor has not done or suffered to be done or omitted, and shall not at any time hereafter do or suffer to be done or omit any act matter or thing in or in respect of the Sale Property which may render the Sale Property or any part thereof liable to forfeiture or attachment or which shall contravene the provisions or any legislation now or hereafter in force affecting the Sale Property;

(e) all matters set out in the Recitals to this Agreement are true and correct save and except for Recital J(a).

6.3 Each of the Parties further represents, warrants and undertakes to and with the other Party that:-

(a) all the representations, warranties and undertakings on its part contained in this Clause 6.1, and Clause 6.2 will be true and correct on the Completion Date in all respects as if they had been entered into afresh on the Completion Date; and

(b) each of the Parties agrees and acknowledges that the other is entering this Agreement and agreeing to purchase the Sale Property in reliance upon the representations, warranties and undertakings set forth above and the Purchaser may treat the same as conditions of this Agreement and none of the said representations, warranties and undertakings shall be deemed in any way modified or discharged by the completion of the sale and purchase hereunder of the Sale Property. Each of the parties shall at all times save harmless and keep indemnified each other against all actions, proceedings, damages, penalties, costs, claims and demands by reason of or on account of any breach or misrepresentations, warranties and undertakings set forth in this Clause 6.

7. VACANT POSSESSION

7.1 Delivery of vacant possession

Vacant possession of the Sale Property shall be delivered by the Vendor by way of the delivery of the keys to the main gate of the Sale Property to the Purchaser within seven (7) working days of the Completion Date provided all outgoings apportioned pursuant to Clause 11 herein has been paid ("the Vacant Possession Delivery Date").

7.2 In the event Vendor shall fail to the deliver vacant possession on the Sale Property by the Vacant Possession Delivery Date, the Vendor shall pay to the Purchaser interest at the rate of eight per centum (8%) per annum calculated on a daily basis on the Purchase Price from the expiry of the Vacant Possession Delivery Date until the date of actual delivery of vacant possession of the Sale Property to the Purchaser and the Vendor's Solicitors are hereby authorised by the parties herein to retain the Balance Purchase Price until the Vendor delivers vacant possession of the Sale Property to the Purchaser and deduct the said interest from the Balance Purchase Price to be paid to the Purchaser together with the delivery of vacant possession of the Sale Property.

8. DELIVERY OF DOCUMENTS

8.1 On the execution of this Agreement, the Vendor shall deliver to the Purchaser's Solicitors a copy of each of the following documents:-

(a) three (3) duly certified copies each by the Vendor's Company Secretary of the Vendor's certificate of incorporation and constitution;

(b) three (3) duly certified copies each by the Vendor's Company Secretary of the Vendor's return of allotment of shares under Section 78 of Act (formerly Form 24), change of registered address under Section 46 (formerly Form 44) and notification of change of directors, managers and secretaries under Section 58 of the Act (formerly Form 49);

(c) three (3) duly certified copies each by the Vendor's Company Secretary of the Vendor's board of directors' and members' resolutions (if required) approving the disposal of the Sale Property and authorising the execution, delivery and performance of this Agreement and the affixation of the common seal of the Vendor in accordance with the Vendor's constitution (memorandum and articles of association) on the Transfer and all other relevant documents in respect of the sale and transfer of the Sale Property to the Purchaser;

(d) a certified true copy each by a solicitor of the quit rent and assessment (if any) receipts in respect of the Sale Property for the current year;

(e) a certified true copy by a solicitor of the Land Title; and

(f) the income tax number and branch address of the Vendor.

8.2 On the execution of this Agreement, the Purchaser shall deliver to the Vendor's Solicitors for onward transmission to the Vendor the following:-

(a) three (3) duly certified copies each by the Purchaser's Company Secretary of the Purchaser's certificate of incorporation and constitution;

(b) three (3) duly certified copies each by the Purchaser's Company Secretary of Purchaser's return of allotment of shares under Section 78 of Act (formerly Form 24), change of registered address under Section 46 (formerly Form 44) and notification of change of directors, managers and secretaries under Section 58 of the Act (formerly Form 49);

(c) three (3) duly certified copies each by the Purchaser's Company Secretary of the Purchaser's board of directors' and members' resolutions approving the acquisition of the Sale Property and authorising the execution, delivery and performance of this Agreement and the affixation of the common seal of the Purchaser in accordance with the Purchaser's constitution (memorandum and articles of association) on the Transfer and all other relevant documents in respect of the purchase of the Sale Property by the Purchaser; and

(d) the Purchaser's income tax number and branch address.

8.3 Within fourteen (14) days of the Unconditional Date the Vendor shall deliver to and deposit with the Purchaser's Solicitors the Transfer as stakeholders duly authorised to present the Transfer to the stamp office for purposes only of adjudication of stamp duty payable and not deal with the Transfer in any other manner subject to the following:-

(a) until the completion of the sale of the Sale Property has taken place in accordance with Clause 3 whereupon the Purchaser's Solicitors shall be authorized to deal with the Transfer in accordance with Clause 10; OR

(b) in the case where the Purchaser has taken the Loan, upon fulfilment of Clauses 5.1(i) and (ii).

8.4 The Vendor shall deposit the original Land Title with the Vendor's Solicitors on the execution of this Agreement for onward transmission to the Purchaser's Solicitors on the Completion Date.

9.STATE OF THE SALE PROPERTY

9.1 As-is-where-is condition

The Purchaser agrees and acknowledges that the Sale Property shall be deemed to have been sold on an "as is where is" basis and is therefore sold subject to the following:-

(a) all zoning, road widening, drainage improvement or other schemes whatsoever, present or future, affecting the Sale Property and the Purchaser shall be deemed to have full knowledge of the nature and effect thereof;

(b) all rights, easements, rights of way, roads, back lanes, frontages, set-backs, improvements, schemes whatsoever over or affecting the same and all works, alterations, additions, extensions and/ or renovations done to or at the Sale Property (if any, and as applicable);

(c) the Purchaser is deemed to be fully aware of and fully satisfied with the state and condition of and all matters relating to the Sale Property, and has made and conducted its own independent inquiries, assessments and investigations and all necessary searches in respect of the Sale Property;

(d) the Vendor is not obliged to remove any structures on the Sale Property;

(e) no representation is made as to the accuracy of the area of the Sale Property as stated in the Land Title;

AND the Purchaser shall not be entitled to rescind the purchase or to make any claim for compensation or reduction of the Purchase Price or to claim for damages or to have any other claim against the Vendor in respect of any of the above.

9.2 Soil Tests

At anytime after the Unconditional Date shall have occurred, the Purchaser may request in writing to allow the Purchaser to enter upon the Sale Property to conduct soil tests for a period not exceeding fourteen (14) days ("Access Period") and provided the Purchaser is not in breach of the terms of this Sale and Purchase Agreement the Vendor shall allow the Purchaser access to the Sale Property by delivering the keys to the Sale Property to the Vendor strictly based on the following terms and conditions:-

(a) the Purchaser agrees to indemnify the Vendor against all claims, proceedings, loss, damages, costs, fines or charges that may arise out of any of the works/activities carried out on the Sale Property by the Purchaser his agents and or consultants including any damages to any neighbouring properties, roads, drains and other infrastructure as a result of works/ activities carried out on the Sale Property by the Purchaser. The Purchaser shall ensure that an appropriate third party liability insurance policy shall be taken out (if required);

(b) that all works and activities on the Sale Property shall be at the sole risk and expense of the Purchaser and shall not be carried out within the Buildings;

(c) the lands and buildings on the Property shall not be disturbed or affected and left intact;

(d) any consultants appointed by or for or on behalf of the Purchaser in respect of the soil tests shall have no claim against the Vendor;

(e) the Purchaser shall redeliver possession of the Sale Property on the expiry of the Access Period;

(f) the Purchaser shall reinstate and restore the Sale Property into its original condition (including covering up any holes on the Sale Property); and

(g) in the event the Sale and Purchase Agreement is terminated for any reason whatsoever there shall be no compensation payable by the Vendor to the Purchaser in respect of any soil tests carried out.

FOR THE AVOIDANCE OF DOUBT, the results of the soil test shall are not a condition precedent to this sale and purchase nor will it form a basis for this purchase.

10. REGISTRATION OF TRANSFER AND RELEASE OF BALANCE PURCHASE PRICE

10.1 Subject always to Clause 5, the Purchaser shall cause the Purchaser's Solicitors to present the Transfer and all other documents necessary for registration at the relevant land office/registry forthwith upon receipt of the original Land Title and in any event on or after the Completion Date.

10.2 In the event that the Vendor is required to furnish any further document or to execute any further document to facilitate the presentation of the Transfer, the Vendor undertakes with the Purchaser that it will do so within seven (7) days upon request by the Purchaser, failing which the number of days in excess of the said seven (7) days shall be excluded in computing the Completion Period and the Extended Completion Period which dates shall be extended by the number of days delayed after the expiry of the aforesaid period and the Vendor shall not charge any interest on the Balance Purchase Price for such extended period.

10.3 The Vendor's Solicitors shall be authorised to release the Balance Purchase Price to the Vendor upon the expiry of fourteen (14) days from the date of presentation of the Transfer or twenty one (21) days from the date of delivery of the original Land Title to the Purchaser's Solicitors or Financier's Solicitors, whichever is the earlier.

11. APPORTIONMENT OF OUTGOINGS

The Vendor hereby agrees and covenants that it will settle all outgoings in respect of the Sale Property including but not limited to quit rent, assessment, rates and taxes, water, electricity, sewerage (if any) (collectively, the "Outgoings") up to the Completion Date and shall forward the relevant receipts to the Purchaser's Solicitors for apportionment between the parties and any sum or sums by virtue of such apportionment shall be paid or allowed as the case may be to the party entitled to the same forthwith upon the delivery of vacant possession of the Sale Property.

12. DEFAULT BY THE PURCHASER

12.1 Provided Always That the Vendor is ready, willing and able to perform the Vendor's obligation under this Agreement, in the event:-

(a) the Purchaser shall fail to pay the Purchase Price within the time and in the manner stated in Clause 3 hereof; or

(b) the Purchaser shall be in breach of any material term of this Agreement, without any default by the Vendor, the Vendor shall require the Purchaser to remedy such breach within fourteen (14) days of receipt of such notice and if the Purchaser fails to remedy the relevant default or breach within the stipulated fourteen (14) days; then, the Vendor shall be at liberty to terminate this Agreement by a notice in writing to the Purchaser whereupon:

(i)the Deposit shall be forfeited to the Vendor absolutely as agreed compensation and the Vendor shall be entitled to retain or recover the same (if unpaid) and be at liberty to sell or otherwise dispose of the Property as the Vendor shall think fit without being liable to the Purchaser for any profit made on such sale or dealing; and

(ii) the Vendor shall refund or cause to be refunded to the Purchaser all other monies paid by the Purchaser to the Vendor towards payment of the Balance Purchase Price free of interest in exchange for the Purchaser's compliance with Clause 12.2 herein.

12.2 In the event of termination of this Agreement pursuant to Clause 12.1 above, the Purchaser shall in exchange for the refund provided in Clause 12.1(ii) hereof (if applicable) or where there is no money required to be refunded, the Purchaser shall in exchange comply with the following:-

(a) return or cause to be returned to the Vendor all documents (inclusive of the Transfer Documents) which were delivered to the Purchaser or the Purchaser's Solicitors or the

Financier or the Financier's solicitors under the provisions of this Agreement with the Vendor's right, title and interests intact;

(b) remove or cause to be removed any private caveat entered on the Sale Property by the Purchaser or the Purchaser's Financier or any other person claiming under the Purchaser, at the Purchaser's own costs and expenses;

(c) deliver the RPGT Termination Letter; and

(d) upon the Purchaser's compliance with the above, neither party shall thereafter have any claims whatsoever against the other in respect of this Agreement save on any antecedent breach of this Agreement.

13. DEFAULT BY THE VENDOR

13.1 If the Vendor is in breach of any fundamental term or condition of this Agreement or if it wilfully fails to complete this sale under this Agreement the Purchaser shall be entitled to give notice in writing to the Vendor specifying the default or breach and requiring the Vendor to remedy the said default or breach within fourteen (14) days of receipt of such notice failing which the Purchaser shall be entitled to terminate this Agreement whereupon the Vendor shall within fourteen (14) days of the notice of termination refund all monies paid by the Purchaser or the Financier under this Agreement free of interest in addition to a sum of equivalent to Ten per centum (10%) of the Purchase Price of the Sale Property as agreed liquidated damages and in exchange the Purchaser shall:-

(a) return or cause to be returned to the Vendor all documents (inclusive of the Transfer Documents) which were delivered to the Purchaser or the Purchaser's Solicitors or the Financier or the Financier's solicitors under the provisions of this Agreement with the Vendor right, title and interests intact;

(a) remove or cause to be removed any private caveat entered on the Property by the Purchaser or the Financier or any other person claiming under the Purchaser, at the Purchaser's own costs and expenses;

(b) deliver the RPGT Termination Letter; and

(d) upon the Purchaser's compliance with the above, neither party shall thereafter have any claims whatsoever against the other in respect of this Agreement save on any antecedent breach of this Agreement.

13.2 The Purchaser hereby agrees to waive its rights to specific performance and damages in lieu and agrees that its remedies shall be as set out in Clause 13.1 above.

14. NON-REGISTRATION

14.1 In the event that the Transfer cannot be registered in the name of the Purchaser for reason which is not caused by any default, wilful neglect, omission or blameworthy conduct of any of the parties to this Agreement, the Purchaser shall be entitled by notice in writing to terminate this Agreement whereupon the Vendor shall refund to the Purchaser all monies paid by the Purchaser pursuant to this Agreement (including the Deposit) towards the Purchase Price within fourteen (14) days from the date of such notice of termination free of interest, in exchange whereof the Purchaser shall:-

(a) return or cause to be returned to the Vendor all documents (inclusive of the Transfer Documents) which were delivered to the Purchaser or the Purchaser's Solicitors or the Financier or the Financier's solicitors under the provisions of this Agreement with the Vendor's right, title and interests intact;

(b) remove or cause to be removed any private caveat entered on the Property by the Purchaser or the Purchaser's Financier or any other person claiming under the Purchaser, at the Purchaser's own costs and expenses;

(c) deliver the RPGT Termination Letter; and

(d) upon the Purchaser's compliance with the above, neither party shall thereafter have any claims whatsoever against the other in respect of this Agreement save on any antecedent breach of this Agreement.

14.2 For the purposes of this Clause, any non-registration by virtue of any errors or mistakes in the preparation of the registration documents or otherwise that can be remedied shall not be a ground of termination of this Agreement.

15. GOVERNMENT ACQUISITION

15.1 The Vendor hereby declares that as at the date of this Agreement it is not aware of nor has itreceived any notice of acquisition or intended acquisition of the Sale Property or any part thereof from the acquiring authorities and it is hereby agreed between the parties hereto that in the event the Vendor shall, after execution hereof but before the Completion Date or date of presentation of the Transfer whichever is the earlier, receive any notice of acquisition or intended acquisition of the Sale Property or any part thereof from the acquiring authorities, it shall immediately notify the Purchaser of the same and the Purchaser shall have the right to:-

(a) terminate this Agreement, whereupon, the Vendor shall refund to the Purchaser the Deposit free of interest and all other monies paid by the Purchaser to the Vendor pursuant to this Agreement (if any) shall be refunded free of interest. Subject as aforesaid, Clauses 14.1(a), (b), (c) and (d) shall apply with such modifications as are necessary; or

(b) continue with the purchase and in such an event, the Vendor shall immediately notify or procure the requisite notice to be given to the acquiring authorities of this Agreement and the Purchaser's interest in the Sale Property and the terms of this Agreement and the Vendor shall immediately having given notice thereof keep the Purchaser notified of the exercise of all steps taken by the acquiring authority as well as obtain the Purchaser's consent prior to the taking of any steps by the Vendor in respect of the acquisition of the Sale Property PROVIDED THAT where the Purchaser pays the Purchase Price in accordance with this Agreement it shall be entitled to all compensation (if any) offered or paid by the acquiring authorities in respect of such acquisition.

16. REAL PROPERTY GAINS TAX

16.1 The Vendor and the Purchaser do hereby agree covenant and undertake with each other to inform the relevant authorities of the sale herein contained within Sixty (60) days from the date of the Unconditional Date and each party shall individually do all acts execute all letters documents or instruments and file all returns as may be necessary under the Real Property Gains Tax Act, 1976.

16.2 The Vendor hereby further covenants and undertakes to pay all tax payable (if any) under pursuant or incidental to the Real Property Gains Tax Act, 1976 and to keep the Purchaser, the Purchaser's Solicitors and the Vendor's Solicitors fully indemnified against all tax liabilities of the Vendor under pursuant or incidental to the Real Property Gains Tax Act 1976 including all penalty fine action proceeding cost and interests for late payment or non-payment thereof.

16.3 The Vendor's Solicitors shall within fifty (50) days of the Unconditional Date pay the ,RPGT
Sum to the DGIR as required under the provisions of the Real Property Gains Tax Act 1976 and shall forward to the Purchaser's Solicitors within seven (7) working days of such payment a copy of the DGIR's remission receipt thereof.

17. LODGMENT OF PRIVATE CAVEAT

Forthwith upon the execution of this Agreement, it is hereby agreed that the Purchaser shall be entitled at its own cost and expense to present and register a private caveat over the Sale Property for the purpose of protecting the Purchaser's interest therein and rights in respect thereof PROVIDED THAT the Purchaser shall have together with the execution of the entry of private caveat form executed a valid and registrable withdrawal of private caveat form and deposited the same with the Purchaser's Solicitors as stakeholders and who are hereby irrevocably authorised to deal with the same in the manner provided in this Agreement. In the event this Agreement is terminated pursuant to the terms herein, the Purchaser's Solicitors shall cause the valid and registrable withdrawal of private caveat form duly executed by the Purchaser in respect of the Sale Property together with the relevant registration fees to be delivered to the Vendor's Solicitors in exchange for the refund of all sums due and owing to the Purchaser pursuant to this Agreement.

18. WHOLE AGREEMENT

This Agreement (together with any documents referred herein) shall constitute the whole agreement between the parties hereto and it is expressly declared that no variation hereof shall be effective unless made by the parties hereto in writing.

19. FURTHER ASSURANCE

The Vendor and the Purchaser shall execute and do and procure all other necessary persons or companies, if any, to execute and do all such further deeds, assurance, act and things as may be reasonably required so that full effect may be given to the terms and conditions of this Agreement.

20.  NOTICE

Notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been validly given to the Vendor or to the Purchaser if delivered personally or sent by facsimile or registered post to the respective party at the address specified above or such other address as the recipient may have notified to the other party hereto in writing and if so given shall be deemed to have been received:-

(a) in the case of a letter delivered by hand, upon receipt thereof;

(b) in the case of a letter sent by registered post, on the fifth (5th) Business Day after posting (subject to proof of posting); and

(c) in the case of a facsimile on the Business Day immediately following transmission.

21.  COSTS

Save as otherwise provided in this Agreement:-

(a) the stamp duty, registration fees and all other costs and expenses in connection with or incidental to the acquisition and the transfer of the Sale Property shall be borne by the Purchaser;

(b) the application fee for State Consent shall be borne by the Vendor and the PDC Consent Fee and or any costs levies, consent fees or other charges or financial imposition issued by PDC or the State Authority on the Vendor shall be borne equally by the Purchaser and Vendor; and

(c) each party shall bear its own solicitors' costs in the preparation of this Agreement.

22.  LAW

This Agreement shall be governed by the laws of Malaysia.

23.  TIME

Time shall be of the essence of this Agreement.

24.SUCCESSORS BOUND

This Agreement shall be binding upon the successors in title and permitted assigns of the respective parties hereto.

25.SEVERABILITY

Any terms, conditions, stipulations, provisions, covenants or undertaking in this Agreement which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other terms, conditions, stipulations, provisions, covenants or undertaking contained herein.

26. COUNTERPARTS

This Agreement may consist of any number of counterparts and all counterparts taken together shall be deemed to constitute one and the same agreement.

27. REFUND BY THE VENDOR TO THE PURCHASER

27.1 Notwithstanding anything to the contrary herein contained, where the Vendor is liable to refund the Purchase Price to the Purchaser under the provisions of this Agreement, the Parties hereto hereby agree that:-

(a) such refund shall only be made in respect of all moneys paid by the Purchaser to the Vendor towards the account of the Purchase Price;

(b) such refund shall be made against and in exchange for all documents forwarded by the Vendor or the Vendor's Solicitors to the Purchaser or the Purchaser's Solicitors or the Purchaser's Financier's Solicitors, save and except the Transfer which shall be submitted to the Stamp Duty Office for the purposes of cancellation and refund of the stamp duty endorsed thereon and return the same thereafter after cancellation thereof, with the Vendor's title and interest in the Sale Property intact as well as re-delivery of vacant possession of the Sale Property to the Vendor (if so delivered); and

(c) subject to Clause 27.1(b), where the Vendor fails to pay to the Purchaser the refund or any other monies payable by the Vendor to the Purchaser pursuant to the provisions of this Agreement within the time prescribed by the provisions of this Agreement, the Vendor shall pay to the Purchaser interest on the amount of the refund or other monies payable at the rate of eight percent (8%) per annum calculated from the date when such moneys became due for payment until the date of full settlement.

28. COMPUTATION OF TIME

For the avoidance of doubt, Provided that the Unconditional Date shall have occurred, in the event any documents is not received by the Purchaser's Solicitors or the solicitors for the Purchaser's Financier, as the case may be from the Vendor/Vendor's Solicitors within fourteen (14) days of the request of the same, the period from the fifteenth (15th) day until the day when the requested documents is delivered to the Purchaser's Solicitors or the solicitors for the Purchaser's Financier, as the case may be shall not be taken into account in the computation of the Completion Date and/or the Extended Completion Date and the Completion Date and/ or the Extended Completion Date shall be automatically extended to a time equivalent to such period free of interest.

IN WITNESS WHEREOF the parties hereto hereunto set their hands the day and year first abovewritten.

The Common Seal of the Vendor
Was hereunto affixed in the presence of

s/Ting Hock Ming Director Name: Ting Hock Ming Nric No.S0117093G	s/Soon Siew Kuan Director Name: Soon Siew Kuan Nric No. S1298989Z

   The Common Seal of the Purchaser
   Was hereunto affixed in the presence

s/Tan Wei Wei Director Name : Tan Wei Wei Nric No. 791227-07-5108	S/Vincent Leong Wai Shun Director Name: Vincent Leong Shun Nric No. 771212-14-5283

Sale and Purchase of No. 1A, Jalan Sultan Azlan Shah, Bayan Lepas FTZ Zone 1, 11900 Penang